New River Funds

New River Core Equity Fund

New River Small Cap Fund

Second Amended and Restated

Contractual Management Fee Waiver Agreement

This Second Amended and Restated Agreement (“Agreement”) is made effective as of this 19th day of October, 2005, by and between New River Funds, a Delaware statutory trust (the “Trust”), on behalf of its New River Core Equity Fund and New River Small Cap Fund series (the “Funds”), and New River Advisers, LLC (the “Investment Manager”).

WHEREAS, the Trust, on behalf of its Funds, entered into an Investment Management Agreement dated September 12, 2003 with the Investment Manager (the “Management Agreement”) pursuant to which the Investment Manager has agreed to provide investment advisory and management services to the Funds in exchange for a fee paid by the Funds at the rate specified in the Management Agreement (such fee, the “Management Fee”);

WHEREAS, the Trust and the Investment Manager entered into the Fee Waiver and Expense Assumption Agreement (“Original Agreement”) on September 12, 2003, whereby the Investment Manager agreed to waive Management Fees payable to it by the Funds and/or to make payments to limit expenses of the Funds to the extent necessary so that the Funds’ total annualized operating expenses for the period from October 1, 2003 through December 31, 2004 did not exceed:

1.80% of average daily net assets for New River Core Equity Fund

1.60% of average daily net assets for New River Core Fixed Income Fund

2.00% of average daily net assets for New River Small Cap Fund

WHEREAS, the Trust and the Investment Manager entered into the first Amended and Restated Contractual Management Fee Waiver Agreement (“First Amended and Restated Agreement”) in July 2004, whereby the Investment Manager agreed to waive Management Fees payable to it by the Funds and/or to make payments to limit expenses of the Funds to the extent necessary so that the Funds’ total annualized operating expenses through December 31, 2005 did not exceed:

1.30% of average daily net assets for New River Core Equity Fund

1.60% of average daily net assets for New River Core Fixed Income Fund

1.50% of average daily net assets for New River Small Cap Fund

WHEREAS, the New River Core Fixed Income Fund was closed;

NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Trust and the Investment Manager agree as follows:

1.

Expense Limitation

(a)

Operating Expense Limit.  During the term of this Agreement, each Fund shall be subject to a limit on total annualized operating expenses (the “Operating Expense Limit”) that shall not exceed the following amounts:

1.30% of average daily net assets for New River Core Equity Fund

1.50% of average daily net assets for New River Small Cap Fund

(b)

Application of Operating Expense Limit.  To the extent that Total Operating Expenses of a Fund exceed the Operating Expense Limit with respect to that Fund in any fiscal year, the Investment Manager shall reduce its Management Fee payable by the Fund to the extent of the excess of the Total Operating Expenses over the Operating Expense Limit (the “Excess Amount”) and/or shall reimburse the Fund by the Excess Amount.  As used in this Agreement, “Total Operating Expenses” includes all operating expenses incurred by a Fund, including but not limited to the Management Fee and any class-based expenses, but excludes interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund’s business.

(c)

Method of Computation.  Each month, the Investment Manager shall calculate with respect to each Fund the Total Operating Expenses with respect to the Fund, annualized as of the last day of the month.  If the annualized Total Operating Expenses exceed the Operating Expense Limit with respect to such Fund, the Investment Manager shall first waive or reduce its Management Fee for such month by an amount sufficient to reduce the annualized Total Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced Management Fee is insufficient to pay the Excess Amount, the Investment Manager shall remit to the Fund an amount that, together with the waived or reduced Management Fee, is sufficient to pay such Excess Amount.

(d)

Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Management Fees waived or reduced and other payments remitted by the Investment Manager to the Fund with respect to the previous fiscal year shall equal the Excess Amount with respect to the previous fiscal year.

2.

Right to Recoupment

If in any month during which the Management Agreement is in effect, the estimated annualized Total Operating Expenses for a Fund are less than that Fund’s Operating Expense Limit, the Investment Manager shall be entitled to reimbursement by the Fund of the Reimbursement Amount to the extent that the Fund’s annualized Total Operating Expenses plus the amount so reimbursed does not exceed, for such month, the Operating Expense Limit.  The total amount of reimbursement to which the Investment Manager may be entitled (the “Reimbursement Amount”) shall equal the sum of all Management Fees previously waived or reduced by the Investment Manager and all other payments remitted by the Investment Manager to the Fund pursuant to Section 1 of this Agreement during the previous thirty-six (36) months, less any reimbursement previously paid by such Fund to the Investment Manager pursuant to this Section 2.  Notwithstanding the foregoing, the amount paid to the Investment Manager will in no event exceed the Reimbursement Amount.

3.

Term and Termination

(a)

This Agreement will continue in effect until December 31, 2006.  This Agreement may be extended upon agreement of the parties.

(b)

This Agreement will terminate:  (i) upon termination of the Management Agreement, or (ii) by the Trust, without payment of any penalty, upon sixty (60) days written notice to the Investment Manager.

4.

Amendment

This Agreement may be amended only by a written agreement signed by each of the parties hereto.

5.

Miscellaneous

(a)

Successors.  This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

(b)

Assignment.  This Agreement shall terminate in the event of its assignment by either party.

(c)

Intended Beneficiaries.  No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy.  The Agreement is intended for the exclusive benefit of the parties hereto.

(d)

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e)

Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of Delaware, without reference to the conflict of laws principles thereof.

(f)

Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

(g)

Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(h)

Definitions.  Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Management Fee, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and duly attested by their duly authorized persons, as of the date first written above.

NEW RIVER FUNDS

Attest: /s/ Theodore J. Fisher

Name: Theodore J. Fisher

By: /s/ Doit L. Koppler II

Doit L. Koppler II, Chairman,

     Chief Financial Officer and Treasurer

NEW RIVER ADVISERS, LLC

Attest: /s/ Theodore J. Fisher

Name: Theodore J. Fisher

By: /s/ Randal J. Kirk

Randal J. Kirk, Manager of Third Security, LLC, which is

     Manager of New River Advisers LLC